Exhibit 10.17
IMMUNOCORE HOLDINGS PLC
2021 EQUITY INCENTIVE PLAN WITH NON-EMPLOYEE SUB-PLAN
RESTRICTED SHARE UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Restricted Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Equity Incentive Plan with Non-Employee Sub-Plan (as amended from time to time, the “Plan”) of Immunocore Holdings Plc (the “Company”).
The Company has granted to the participant listed below (“Participant”) the Restricted Share Units (the “RSUs”) described in this Grant Notice (the “Award”), subject to the terms and conditions of the Plan and the Restricted Share Unit Agreement attached as Exhibit A (including any special terms and conditions for the Participant’s country set forth in the attached appendix (the “Appendix” and together, the “Agreement”)), both of which are incorporated into this Grant Notice by reference.
If the Company uses an electronic capitalization table system and the fields below are blank or the information is otherwise provided in a different format electronically, the blank fields and other information (such as vesting schedule) shall be deemed to come from the electronic capitalization system and are considered part of this Grant Notice.

Participant:	[•]
Grant Date:	[•]
Number of RSUs:	[•]
Vesting Commencement Date:	[•]
Vesting Schedule:
1/4th of the total RSUs will vest on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date, subject to Participant remaining continuously a Service Provider as of each such date.

By Participant’s signature below or by electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement and any Group Company policy that may be applicable to the Participant and the Award from time to time (the “Policies”) including but not limited to any Company claw-back policy, share retention policy or remuneration policy. Participant has reviewed the Plan, this Grant Notice, the Agreement and the Policies in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Agreement and the Policies. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.
By accepting this Award, Participant consents to receive this Grant Notice, the Agreement, the Plan, the Policies and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the US federal ESIGN Act of 2000,

Exhibit 10.17
Uniform Electronic Transactions Act or other Applicable Law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IMMUNOCORE HOLDINGS PLC		PARTICIPANT
By:
	Name:	[Participant Name]
Title:

Exhibit A
RESTRICTED SHARE UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement (the definition of which includes any special terms and conditions for the Participant’s country set forth in the Appendix) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
1.GENERAL
1.1Award of RSUs.
(a)The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one ADS (each representing one Ordinary Share, and referred to herein as a Share) or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested.
1.2Incorporation of Terms of Plan.
The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control except as expressly amended or overridden in this Agreement.
1.3Unsecured Promise.
The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
2.VESTING; FORFEITURE AND SETTLEMENT
2.1Vesting; Forfeiture.
The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.
2.2Settlement.
(a)RSUs will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty (60) days after the RSU’s vesting date (except as otherwise provided in Section 2.2(d) below). Notwithstanding the foregoing, to the extent permitted under Applicable Laws, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such a violation.
(b)If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Fair Market Value of a Share on the day on which the applicable RSU vests.
(c)If an RSU is paid in Shares, Participant shall be required to pay the nominal value thereof in the same manner as provided for Withholding Taxes below.
(d)If the date Shares would otherwise be distributed pursuant to Section 2.2(a) (the “Original Issuance Date”) falls on a date that is not a business day, delivery of Shares will instead occur on the next following business day. In addition, if:
(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to Participant, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when Participant is otherwise permitted to sell Shares on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”) or under such other Company policy permitting or requiring the sale), and
(ii)either (1) Withholding Taxes do not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy Withholding Taxes by withholding Shares from the Shares otherwise due, on the Original Issuance Date, to Participant under the Award, and (B) not to permit Participant to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit Participant to pay the Withholding Taxes in cash,
(e)then the Shares that would otherwise be issued to Participant on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when Participant is not prohibited from selling Shares of the in the open public market, but, if the Company determines that Participant may be subject to United States taxation, in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of Participant’s taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with United States Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares under the Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(f)In addition and notwithstanding the foregoing, no Shares issuable to Participant under this Section 2.2 as a result of the vesting of one or more RSUs will be delivered to Participant until any filings that may be required pursuant to the United States Hart-Scott-Rodino (“HSR”) Act in connection with the issuance of such Shares have been filed and any required waiting period under the HSR Act has expired or been terminated (any such filings and/or waiting period required pursuant to HSR, the “HSR Requirements”). If the HSR Requirements apply to the issuance of any Shares issuable to Participant under this Section 2.2 upon vesting of one or more RSUs, such Shares will not be issued on the Original Issuance Date and will instead be issued on the first business day on or following the date when all such HSR Requirements are satisfied and when Participant is permitted to sell Shares on an established stock exchange or stock market, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities. Notwithstanding the foregoing, if the Company determines that Participant may be subject to United States taxation, the issuance date for any Shares delayed under this Section 2.2(e) shall in no event be later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of Participant’s taxable year in which the Original Issuance Date occurs), unless a later issuance date is permitted without incurring adverse tax consequences under Section 409A or other Applicable Laws.
3.TAXATION AND TAX WITHHOLDING
3.1Representation.
Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax and/or social security consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2Tax Withholding.
(a)On each vesting date, and on or before the time Participant receives a distribution of the Shares underlying the RSUs, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, Participant hereby authorizes any required withholding from the Shares issuable to Participant and/or otherwise agrees to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax and/or social security withholding obligations of the Company or any Subsidiary that arise in connection with Participant’s RSUs (the “Withholding Taxes”). Participant hereby authorizes the Company and/or the relevant Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (i) withholding from any compensation otherwise payable to Participant by the Company or any Subsidiary; (ii) causing Participant to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); (iii) withholding Shares from the Shares issued or otherwise issuable to Participant in connection with Participant’s RSUs with a fair market value (measured as of the date Shares are issued to Participant) equal to the amount of such Withholding Taxes; provided, however, that the number of such Shares so withheld will not exceed the amount necessary to satisfy the required tax and/or social security withholding obligations using the maximum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and, provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the prior approval of the Company’s Remuneration Committee; or (iv) by permitting or requiring Participant to enter into a “same day sale” commitment with a broker-dealer in a manner satisfactory to the Company (including but not limited to a commitment under a 10b5-1 Arrangement).
(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes and the Participant’s social security contributions owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax and/or social security withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax and/or social security withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax and/or social security liability.
(c)References in this Agreement to “social security” in respect of Participant shall include all liability to employee national insurance contributions which the Company or any Subsidiary is liable to account for on Participant’s behalf to HM Revenue & Customs.
4.OTHER PROVISIONS
4.1No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or their acquisition or sale of the underlying Shares. Participant should consult with their own personal tax, legal and financial advisors regarding their participation in the Plan before taking any action related to the Plan.
4.2No Liability for Taxes
As a condition to accepting the Award, Participant hereby (a) agrees to not make any claim against the Company, Group, or any of its officers, Directors, Employees related to tax or social security liabilities arising from the Award or other Company or Group compensation and (b) acknowledges that Participant was advised to consult with Participant’s own personal tax, legal and financial advisors regarding the tax and social security consequences of the Award and has either done so or knowingly and voluntarily declined to do so.
4.3Adjustments.
Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.4Language.
Participant acknowledges that he or she is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow them to understand the terms and conditions of this Agreement. If Participant has received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
4.5Foreign Assets/Account, Exchange Control and Tax Reporting.
Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from Participant’s participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. The applicable laws in Participant’s country may require that they report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant may also be required to repatriate sale proceeds or other funds received as a result of their participation in the Plan to their country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is their responsibility to be compliant with such regulations and they are encouraged to consult with their personal legal advisor for any details.
4.6Notices.
Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address or email address. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given: (i) if sent by email, when actually received; and (ii) if sent by certified mail (return receipt requested) and deposited with postage prepaid in the applicable national mail, when delivered by a nationally recognized express shipping company.

4.7Appendix.
Notwithstanding any provisions in this Agreement, the Award shall be subject to the special terms and conditions for Participant’s country of residence and/or work set forth in the Appendix attached to this Agreement which, where applicable, shall prevail in the event of conflict between such terms and conditions and the terms of this Agreement and/or the Plan. Moreover, if Participant relocates to one of the countries included therein, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
4.8Titles.
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.9Conformity to Securities Laws.
Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws, and the RSUs may be unilaterally cancelled by the Company (with the effect that all Participant’s rights hereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.
4.10Successors and Assigns.
The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.11Limitations Applicable to Section 16 Persons.
Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.12Entire Agreement.

The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of any applicable Group Company and Participant with respect to the subject matter hereof, with the exception of other equity awards previously granted to the Participant and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between any applicable Group Company and the Participant in each case that specifies the terms that should govern this Award.
4.13Agreement Severable.
In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.14Limitation on Participant’s Rights.
Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
4.15Not a Contract of Employment.
By accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Award is not an employment or service contract, and nothing in the Award will be deemed to create in any way whatsoever any obligation on Participant’s part to continue in the employ of the Company or any Group Company, or of the Company or any Group Company to continue Participant’s employment. In addition, nothing in Participant’s Award will obligate the Company or any Group Company, their respective shareholders, boards of directors, officers or employees to continue any relationship that Participant might have as a Director or Consultant for the Company or any Group Company;
(b)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;
(c)the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards (whether on the same or different terms), or benefits in lieu of awards, even if awards have been granted in the past;
(d)Participant’s Award and any Shares acquired under the Plan in respect of Participant’s Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(e)the future value of the Shares underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;
(f)neither the Company nor any Group Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the currency in which the nominal value of a Share is denominated that may affect the value of Participant’s Award or of any amounts due to Participant pursuant to the Award or the subsequent sale of any Shares received;
(g)for the purposes of the Award, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Group Companies (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to vest in the Award under the Plan, if any, will terminate as of such date and in each instance will not be extended by any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any; and the Board shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Award (including whether Participant may still be considered to be providing services while on a leave of absence); and
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of this Award resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of their employment or service agreement, if any), and in consideration of the grant of this Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any Group Company, waives their ability, if any, to bring any such claim, and releases the Company and any Group Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
4.16Data Privacy
(a)To the extent that the processing of Participant’s personal data by the Company and any Group Company under and/or in connection with this Agreement falls within the territorial scope of (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27th April 2016 (the “EU GDPR”), (ii) the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended (the “UK GDPR”), and/or (iii) equivalent legislation and/or legislation implementing and/or supplementing the EU GDPR or UK GDPR in any member state of the European Economic Area or the UK, the Company and/or any Group Company will carry out such processing in accordance with their EEA/UK privacy notice from time to time in force, the latest version of which has been provided to Participant.
(b)Except where (a) above applies, Participant explicitly and unambiguously acknowledges and consents to the collection, use, transfer and other processing of their personal data as described in this paragraph (b) by the Company and any Group Company for the purpose of implementing, administering and managing their participation in the Plan. Participant understands that the Company and any Group Company hold certain personal data about Participant, including, but not limited to, their name, home address, telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any Shares of stock or directorships held by Participant in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in Participant’s favour for the purpose of implementing, managing and administering the Plan. Participant understands that this personal data may be transferred to any third parties assisting in the implementation, administration and management of the Plan.
4.17Lock-up.
(c)By accepting the Award, Participant agrees that Participant will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Shares or other securities of the Company held by Participant, for a period of time to be agreed with the underwriters following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Participant’s Shares (or other securities of the Company) until the end of such period. Participant also agrees that any transferee of any Shares (or other securities of the Company) held by Participant will be bound by this Section. The underwriters of the Company’s Shares are intended third party beneficiaries of this Section and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
4.18Counterparts.
The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.
4.19Choice of Law
The Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales disregarding any jurisdiction’s choice-of-law principles requiring the application of a jurisdiction’s laws other than that of England and Wales and the courts of England and Wales shall have exclusive jurisdiction to hear any dispute.
4.20Other Documents
Participant hereby acknowledges receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the prospectus document containing the Plan information specified in Section 10(a) of the Securities Act. In addition, Participant acknowledges receipt of the Company’s insider trading and window period policy.
4.21Corporate Events.
The Award is subject to the terms of any agreement governing a Corporate Event involving the Company, including, without limitation, a provision for the appointment of a shareholder representative that is authorized to act on Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
4.22Non-Employee Sub-Plan
If Participant is a Consultant or Director of the Company or any Group Company and is not an Employee, the terms of Participant’s Award shall be governed by the Plan as modified by the Non-Employee Sub-Plan.